As filed with the Securities and Exchange Commission on May 26, 1998
                                      Registration  No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                ADVANTAGE LEARNING SYSTEMS, INC.
     (Exact Name of Registrant as Specified in its Charter)

     Wisconsin                                   39-1559474
     (State of                                (I.R.S. Employer
   Incorporation)                              Identification
                                                   Number)


2911 Peach Street, Wisconsin Rapids, Wisconsin   54495-8036
   (Address of Principal Executive Offices)      (Zip Code)


    ADVANTAGE LEARNING SYSTEMS, INC. EMPLOYEE STOCK
                        PURCHASE PLAN


       Michael H. Baum, Chief Executive Officer
           Advantage Learning Systems, Inc.
                   2911 Peach Street
        Wisconsin Rapids, Wisconsin  54495-8036
        (Name and Address of Agent for Service)
                     (715) 424-3636
  (Telephone Number, including area code, of Agent for
                       Service)

                       Copy to:

                  Randall J. Erickson
                 Godfrey & Kahn, S.C.
                780 North Water Street
           Milwaukee, Wisconsin  53202-3590
                    (414) 273-3500


            CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------

 Title of    Amount to      Proposed       Proposed      Amount of
securities       be         maximum         maximum     registration
  to be      registered  offering price    aggregate        fee
registered                per share (1)  offering price      (1)
                                             (1)
Common
Stock,        250,000        $33.00        $8,250,000     $2,500.00
$0.01 par
value

---------------------------------------------------------------------

(1) The registration fee was calculated pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act"). The registration fee is based on the average of the high and low price of a share of Advantage Learning Systems, Inc. common stock on May 21, 1998 on the Nasdaq
National Market, as reported in the Midwest Edition of The Wall Street Journal on May 22, 1998.

                        PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents are incorporated by reference in this Registration Statement:

     (a)    The Registrant's Form 10-K for the year
       ended December 31, 1997;

     (b) The Registrant's Form 10-Q for the quarter ended March 31, 1998; and

     (c)    The description of the Registrant's Common
       Stock contained in the Registrant's
       Registration Statement filed pursuant to
       Section 12 of the Securities Exchange Act of
       1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 6.   Indemnification of Directors and Officers.

          Section 180.0851 of the Wisconsin Business
     Corporation Law (the "WBCL") requires a
     corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes:
     (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

          Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

          Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors;
     (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee
     (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators
     (one of which is chosen by a quorum of
     disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

          Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section
     180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith that he or she has not breached or failed to perform his or her duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

          As permitted by Section 180.0858, the
     Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of the Registrant's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. The Registrant has purchased directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act.

Item 8.   Exhibits.

     4    Advantage Learning Systems, Inc. Employee
     Stock Purchase Plan.

     5    Opinion of Godfrey & Kahn, S.C. regarding
     legality of the Common Stock being registered.

     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Godfrey & Kahn, S.C., included in
     Exhibit 5.

     24   Powers of Attorney.

Item 9.   Undertakings.*

     The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section
     13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
     15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item
     6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


____________________

*Paragraphs correspond to Item 512 of Regulation S-K.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wisconsin Rapids, State of Wisconsin, on May 26, 1998.

                              ADVANTAGE LEARNING
                              SYSTEMS, INC.

                              By:/s/ Michael H. Baum
                                 ------------------------
                                 Michael H. Baum
                                 Chief Executive
                                 Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael H. Baum                     Date:  May 26, 1998
--------------------------
Michael H. Baum
Chief Executive Officer
and a Director (Principal
Executive Officer)

/s/ Timothy Sherlock                    Date:  May 26, 1998
--------------------------
Timothy Sherlock
Secretary, Vice President
and Chief Financial Officer
(Principal Financial
and Accounting Officer)


Directors: Judith A. Paul, Terrance D. Paul, John R. Hickey,
           Timothy P. Welch, Perry S. Akins and John H. Grunewald.

By:  /s/ Michael H. Baum                Date:  May 26, 1998
     -------------------------
     Michael H. Baum, as Attorney-in-Fact*

*Pursuant to authority granted by power of attorney, copies of which are filed herewith.

                     EXHIBIT INDEX

Exhibits

4    Advantage Learning Systems, Inc. Employee Stock
     Purchase Plan.

5 Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Godfrey & Kahn, S.C., included in
     Exhibit 5.

24   Powers of Attorney.